As filed with the Securities and Exchange Commission on November 2, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Salesforce, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Salesforce Tower
415 Mission Street, 3rd Fl
Delaware	San Francisco, California 94105	94-3320693
(State or Other Jurisdiction of	(Address of Principal Executive Offices Including Zip	(I.R.S. Employer
Incorporation or Organization)	Code)	Identification No.)

SALESFORCE, INC. EXECUTIVE DEFERRED COMPENSATION PLAN
(Full Title of the Plans)

Sabastian Niles	Copies to:
President and Chief Legal Officer	Per B. Chilstrom
Salesforce, Inc.	Sinead M. Kelly
Salesforce Tower	Baker & McKenzie LLP
415 Mission Street, 3rd Fl	452 5th Avenue
San Francisco, California 94105	New York, NY 10018

(Name and Address of Agent For Service)

(415) 901-7000
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the

Securities Act.	☐

SALESFORCE, INC.
REGISTRATION STATEMENT ON FORM S-8
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Salesforce, Inc. (the “Company” or the “Registrant”) to register $400,000,000 of deferred compensation obligations (the “Obligations”) of the Company arising under the Salesforce, Inc. Executive Deferred Compensation Plan (the “Plan”), effective January 1, 2027.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.
The documents containing the information specified in this Item 1 will be sent or given participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.
The documents containing the information specified in this Item 2 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The document(s) containing the information specified in this Part I, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available without charge upon written request to: Corporate Secretary, Salesforce Tower, 415 Mission Street, 3rd Floor, San Francisco, California 94105, (415) 901-7000.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The Company incorporates by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (such documents, and the documents listed below, being hereinafter referred to as “Incorporated Documents”):
1.The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026, filed with the Commission on March 2, 2026;
2.The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended January 31, 2026 from the Company's definitive proxy statement on Schedule 14A, filed with the Commission on April 16, 2026;
3.The Company’s Quarterly Reports on Form 10-Q for the quarters ended April 30, 2026 and July 31, 2026, filed with the Commission on May 28, 2026 and August 27, 2026, respectively; and
4.The Company's Current Reports on Form 8-K, filed with the Commission on March 6, 2026, March 12, 2026, March 13, 2026, June 1, 2026, June 2, 2026, August 5, 2026, and September 4, 2026, (other than information "furnished" and not deemed to be "filed" in such Current Reports).

The Company is only incorporating certain portions of its definitive proxy statement on Schedule 14A for its 2026 annual meeting of stockholders as described above and is not incorporating by reference (i) any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, the Company may file with, or furnish to, the Commission, unless otherwise specified in such current report or in such form. The documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.
Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
The following description of our Obligations under the Plan is qualified by reference to the Plan. Capitalized terms used in this Item 4 and not otherwise defined in this registration statement shall have the respective meanings attributed to such terms in the Plan. As used herein, “Obligations” are unsecured obligations of the registrant to pay Plan participants deferred compensation from time to time in the future in accordance with the terms of the Plan.
The Obligations being registered under this Registration Statement are to be offered to a select group of our management and highly compensated employees, including employees of certain of our subsidiaries, who are classified as Vice President or above or who have been selected by the Compensation Committee (the “Compensation Committee”) of our Board of Directors (the “Board”), or the Compensation Committee's delegate, to participate in the Plan and who have completed and submitted to us a written agreement electing to participate in the Plan (a “Deferral Agreement”).
The amount of compensation deferred by each participant in the Plan is determined in accordance with the Plan based upon elections by each participant. To participate in the Plan, a participant must elect to defer from base salary and/or a participant’s bonus under our Annual Performance Bonus Plan or any successor to such program. A participant may elect to defer up to a maximum of 75% of such participant’s base salary and up to 90% of such participant’s annual performance bonus. Participant accounts are credited with deferred compensation amounts and adjusted for hypothetical investment gains, losses, earnings and expenses based on the investment alternatives selected by participants and reduced by distributions and withdrawals made pursuant to the Plan.
The Plan does not provide for employer matching contributions, but the Company has reserved the right for participating employers to make discretionary employer contributions from time to time, in their sole discretion.
A participant may elect in his or her Deferral Agreement to receive distributions from his or her account under the Plan in a lump sum or installment payments. The times and forms of payment of benefits under the Plan generally depend on the elections made by the participant in his or her Deferral Agreement, subject to the terms of the Plan.
An irrevocable grantor trust (the "Trust") will be established to provide a source of funds to assist the Company in meeting its obligations under the Plan. The Company may contribute cash or other property to the Trust from time to time. The Trust is intended to constitute an unfunded arrangement, and the assets of the Trust will remain subject to the claims of the Company's general creditors in the event of the Company's insolvency or bankruptcy. The trustee will hold and invest the Trust assets in accordance with the terms of the Trust and directions provided by the Company.
The Plan is administered by the Compensation Committee or a duly authorized delegate, which has the power to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, to construe and resolve all questions arising under the Plan, and otherwise to carry out the terms of the Plan. The Company may amend the Plan at any time and may terminate the Plan in accordance with its terms, in each case by action of the Board, applicable committee thereof, or other authorized delegate; provided, however, that no amendment shall be effective to the extent it reduces the value of a participant’s account under the Plan in existence as of such amendment to the extent accrued and vested.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors and officers to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.
Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower the Company to enter into indemnification agreements with its directors and officers and require it to purchase insurance to the extent reasonably available on behalf of any person whom it is required or permitted to indemnify. The Company has entered into agreements with its directors and its executive officers that require the Company to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Company intends to enter into indemnification agreements with any new directors and executive officers in the future.
Section 145 of the Delaware General Corporation Law provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Salesforce, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 1, 2024).

4.2	Amended and Restated Bylaws of Salesforce, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 10, 2024).

5.1*	Opinion of Baker & McKenzie LLP.

23.1*	Consent of Baker & McKenzie LLP (contained in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (contained on signature page).

99.1*	Salesforce Executive Deferred Compensation Plan

107.1*	Filing Fee Table.

*Filed herewith.
Item 9. Undertakings.
a.The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
iii.To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that
a.paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 2nd day of November, 2026.

Salesforce, Inc.

By:	/s/ Sabastian Niles
Name:	Sabastian Niles
Title:	President and Chief Legal Officer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Marc Benioff, Robin Washington, and Sabastian Niles, and each of them severally, as his or her attorney-in-fact to date and file with the Commission this Registration Statement, and to sign, date and file any and all amendments and post-effective amendments to this Registration Statement, in each case on his or her behalf, in any and all capacities stated below, as appropriate, in such forms as they or any one of them may approve, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement or Registration Statements shall comply with the Securities Act and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, and generally to do all such things on their behalf in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act, and all requirements of the Commission.

Signature	Title	Date

/s/ Marc Benioff	Chair of the Board and Chief Executive Officer (Principal Executive Officer)	November 2, 2026
Marc Benioff

/s/ Robin Washington	Director, President and Chief Operating and Financial Officer (Principal Financial Officer)	November 2, 2026
Robin Washington

/s/ Guy Wanger	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 2, 2026
Guy Wanger

/s/ Laura Alber	Director	November 2, 2026
Laura Alber

/s/ Amy Chang	Director	November 2, 2026
Amy Chang

/s/ Craig Conway	Director	November 2, 2026
Craig Conway

/s/ Arnold Donald	Director	November 2, 2026
Arnold Donald

/s/ Parker Harris	Director, Co-Founder	November 2, 2026
Parker Harris

/s/ David B. Kirk	Director	November 2, 2026
David B. Kirk

/s/ Neelie Kroes	Director	November 2, 2026
Neelie Kroes

/s/ Sachin Mehra	Director	November 2, 2026
Sachin Mehra

/s/ Mason Morfit	Director	November 2, 2026
Mason Morfit

/s/ Oscar Munoz	Director	November 2, 2026
Oscar Munoz

/s/ John V. Roos	Director	November 2, 2026
John V. Roos